Exhibit 99.1

2010-3

Contact:                 R. Scott Amann
Vice President, Investor Relations
(713) 513-3344

CAMERON FOURTH QUARTER EARNINGS $0.54 PER SHARE, EXCLUDING CHARGES OF $0.13 PER SHARE

•	Quarter’s earnings per share total $0.41, including charges, versus $0.66, including charges, in fourth quarter of 2008
•	Earnings per share, excluding charges, total $2.38 in 2009, compared with $2.62 in 2008; including charges, $2.11 vs. $2.54
•	Year-end backlog remains above $5 billion
•	2010 earnings per share, excluding charges, expected to be in range of $2.10 to $2.20

HOUSTON (February 9, 2010) – Cameron (NYSE: CAM) reported net income of $97.3 million, or $0.41 per diluted share, for the quarter ended December 31, 2009, compared with net income in the prior year’s fourth quarter of $146.0 million, or $0.66 per diluted share. The fourth quarter 2009 results include after-tax charges of $31.1 million, or $0.13 per share, comprised of severance-related costs in certain of the Company’s businesses and charges associated with the acquisition of NATCO Group Inc., which was closed in mid-November.  The fourth quarter 2008 results included a non-cash, after-tax charge of $16.5 million, or $0.08 per diluted share, associated with the termination of the Company’s U.S. pension plans.  Excluding the above items, the Company’s earnings per diluted share were $0.54 for the fourth quarter of 2009, compared with $0.74 for the fourth quarter of 2008.
Revenues down four percent for quarter, 11 percent for year
Revenues for the fourth quarter of 2009 were $1.46 billion, down four percent from the prior year, but up 19 percent sequentially.  Revenues for the year were $5.22 billion, down 11 percent from 2008’s record $5.85 billion.  Earnings per diluted share for 2009 were $2.11, compared to $2.54 for 2008; excluding unusual items, earnings per diluted share were $2.38 for 2009 and $2.62 for 2008.

Cameron President and Chief Executive Officer Jack B. Moore said that the Company saw, as expected, a decline in margins across several of Cameron’s product lines in the quarter and the impact of an increased percentage of revenues associated with subsea projects, which typically carry lower margins than other Cameron businesses.  “Our results in the quarter were in-line with our expectations and reflect solid performance by our people, particularly in the execution of project-related business,” Moore said.  “Cameron’s full-year results, which surpassed our early 2009 forecasts, reflected the strength and quality of our backlog, significant progress on cost control and a continuing focus on execution of deepwater projects in the subsea and drilling markets.”
Orders increase over year-ago quarter; backlog remains above $5 billion at year-end
Orders booked in 2009’s fourth quarter totaled $1.37 billion, up from the $1.17 billion of a year ago and up sequentially from the third quarter, as gains in Drilling & Production Systems and Valves & Measurement more than offset slight declines in Compression Systems.
Moore noted that in spite of a difficult market environment, Cameron booked a substantial level of deepwater project business, including the largest subsea tree order ever placed in Brazil and Chevron’s high-profile Jack & St. Malo subsea development in the Gulf of Mexico.  “These sizable subsea bookings and stabilization in orders in other parts of our business, along with the acquisition of NATCO, have allowed our backlog to increase modestly from mid-year levels,” Moore said.
Cash flow remains strong, expected to fund 2010 needs
Moore said that Cameron’s cash flow from operations totaled approximately $613 million in 2009, compared with $988 million in 2008.  “We spent approximately $241 million in capital expenditures during the year, continuing our focus on lowering costs and improving efficiency,” Moore said.  He also noted that while the Company was not permitted to make share repurchases until the NATCO acquisition was closed in mid-November, it still purchased nearly 590,000 shares at an average price of approximately $37.65 per share in the fourth quarter alone.
Moore said that he expects cash flow in 2010 to comfortably fund the Company’s needs, with capital expenditures anticipated to total approximately $180 million.
2010 earnings expected to be at level similar to 2009; NATCO acquisition to be accretive
Moore said Cameron currently expects its 2010 earnings to be in the range of $2.10 to $2.20 per diluted share, excluding the impact on any charges related to restructuring or integration activities.  “We enter 2010 with another solid backlog, more than half of which is Subsea Systems business,” Moore said.  “As a result, we expect subsea revenues to be up substantially over the year-ago levels, but that project-related business will, as is typical, carry lower margins than most of our other product lines.  Meanwhile, we continue to see some pressure on margins in shorter-cycle businesses, but we expect Cameron’s overall margins to trough during 2010. Finally, we anticipate the NATCO acquisition will be accretive for the year, excluding integration costs.  All of these factors are reflected in our full-year earnings guidance, but are, as always, subject to customer spending levels and our execution on delivering backlog and controlling costs.”

Moore also said Cameron’s first quarter 2010 earnings are expected to be approximately $0.48 to $0.50 per diluted share, with the actual level dependent on a variety of factors, including those described above.
“Our 2009 performance was impressive, considering that we entered the year with a great deal of concern over the risk of cancellations and uncertainty with regard to customer spending,” he noted.  “We begin 2010 with few concerns about the quality of our backlog and a sense that our customers’ confidence in the security and viability of their spending plans is far greater than a year ago.  We expect to maintain our leadership positions in our markets, continue to pursue acquisition opportunities and remain focused on execution and cost control.”
Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com

In addition to the historical data contained herein, this document includes forward-looking statements regarding future market strength, customer spending and order levels, revenues and earnings of the Company (including first quarter and full year 2010 earnings per share estimates), as well as expectations regarding equipment deliveries, margins, profitability, the ability to control raw material, overhead and operating costs, capital spending and cash flow, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The Company’s actual results may differ materially from those described in forward-looking statements.  Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition.  Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea and drilling systems projects it has been awarded; the possibility of cancellation of orders in backlog; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity.  In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services.  Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.
Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance.  Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Condensed Results of Operations
($ and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Drilling & Production Systems	$946.9	$963.1	$3,406.0	$3,736.7
Valves & Measurement	312.1	378.1	1,194.7	1,473.3
Compression Systems	205.4	183.1	622.5	638.9
Total revenues	1,464.4	1,524.3	5,223.2	5,848.9

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	1,027.6	1,048.5	3,540.1	4,127.9
Selling and administrative expenses	198.4	183.8	715.6	668.3
Depreciation and amortization	44.3	36.4	156.6	132.1
Interest income	(0.5)	(5.1)	(5.9)	(27.3)
Interest expense	18.6	24.1	92.4	70.3
Restructuring expense and acquisition related costs	42.6	−	81.6	−
Charge for pension plan termination	−	26.2	−	26.2
Total costs and expenses	1,331.0	1,313.9	4,580.4	4,997.5

Income before income taxes	133.4	210.4	642.8	851.4
Income tax provision	(36.1)	(64.4)	(167.3)	(270.7)
Consolidated net income	$97.3	$146.0	$475.5	$580.7

Earnings per common share:
Basic	$0.42	$0.67	$2.15	$2.67
Diluted	$0.41	$0.66	$2.11	$2.54

Shares used in computing earnings per common share:
Basic	232.1	218.2	221.4	217.5
Diluted	236.1	221.5	225.0	228.6

EBITDA:
Drilling & Production Systems	$172.6	$206.0	$721.8	$710.4
Valves & Measurement	60.9	88.2	247.5	333.6
Compression Systems	35.9	33.2	107.1	117.3
Corporate and other 1	(73.6)	(61.6)	(190.5)	(134.8)
Total	$195.8	$265.8	$885.9	$1,026.5

1
Includes charges of $42.6 million and $81.6 million for restructuring expense during the three and twelve months ended December 31, 2009, respectively, and charges of $26.2 million for termination of the U.S. pension plans during the fourth quarter of 2008.

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	December 31, 2009	December 31, 2008
	(unaudited)
Assets:
Cash and cash equivalents	$1,861.0	$1,621.0
Receivables, net	959.0	950.4
Inventories, net	1,664.2	1,336.9
Other	230.0	148.1
Total current assets	4,714.2	4,056.4

Plant and equipment, net	1,192.4	931.7
Goodwill	1,441.6	709.2
Other assets	377.2	205.1
Total Assets	$7,725.4	$5,902.4

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$22.2	$161.3
Accounts payable and accrued liabilities	2,208.2	1,854.4
Accrued income taxes	65.9	95.5
Total current liabilities	2,296.3	2,111.2

Long-term debt	1,232.3	1,218.6
Deferred income taxes	123.0	99.2
Other long-term liabilities	154.1	128.9
Total liabilities	3,805.7	3,557.9

Stockholders’ equity:
Common stock, par value $.01 per share, 400,000,000 shares authorized, 263,111,472 shares issued at December 31, 2009 and 236,316,873 shares issued at December 31, 2008	2.6	2.4
Capital in excess of par value	2,244.0	1,254.5
Retained earnings	2,285.4	1,809.9
Accumulated other elements of comprehensive income	9.5	(84.2)
Less: Treasury stock, 18,453,758 shares at December 31, 2009 and 19,424,120 shares at December 31, 2008	(621.8)	(638.1)
Total stockholders’ equity	3,919.7	2,344.5

Total Liabilities and Stockholders’ Equity	$7,725.4	$5,902.4

Cameron
Unaudited Consolidated Condensed Statements Of Cash Flows
($ millions)
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Cash flows from operating activities:
Net income	$97.3	$146.0	$475.5	$580.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	32.4	26.1	114.7	98.7
Amortization	11.9	10.3	41.9	33.4
Non-cash charge for pension plan termination	−	26.2	−	26.2
Non-cash stock compensation expense	5.7	12.1	27.7	35.6
Tax benefit of employee stock compensation plan transactions and deferred income taxes	(58.7)	22.1	(35.8)	1.9
Changes in assets and liabilities, net of translation, acquisitions and non-cash items:
Receivables	54.2	32.5	165.2	(157.9)
Inventories	84.6	21.9	(220.9)	(9.3)
Accounts payable and accrued liabilities	180.6	163.0	139.8	279.0
Other assets and liabilities, net	21.4	14.6	(94.6)	99.2
Net cash provided by operating activities	429.4	474.8	613.5	987.5

Cash flows from investing activities:
Capital expenditures	(77.1)	(111.8)	(240.9)	(272.2)
Acquisitions, net of cash acquired	34.4	(94.0)	11.2	(191.7)
Proceeds from sale of plant and equipment	0.5	2.2	4.1	3.9
Net cash used for investing activities	(42.2)	(203.6)	(225.6)	(460.0)

Cash flows from financing activities:
Short-term loan borrowings (repayments), net	(42.0)	11.1	(18.9)	31.8
Redemption of convertible debt securities	−	−	(131.1)	(106.9)
Issuance of long-term senior notes	−	−	−	747.9
Debt issuance costs	−	−	−	(5.5)
Purchase of treasury stock	(22.1)	(64.1)	(29.2)	(279.4)
Proceeds from stock option exercises	5.1	0.6	10.2	17.6
Excess tax benefits from stock compensation plan transactions	3.0	(0.2)	6.4	17.0
Principal payments on capital leases	(1.5)	(2.3)	(6.7)	(7.4)
Net cash (used for) provided by financing activities	(57.5)	(54.9)	(169.3)	415.1

Effect of translation on cash	3.8	(30.8)	21.4	(61.5)

Increase in cash and cash equivalents	333.5	185.5	240.0	881.1

Cash and cash equivalents, beginning of period	1,527.5	1,435.5	1,621.0	739.9

Cash and cash equivalents, end of period	$1,861.0	$1,621.0	$1,861.0	$1,621.0

Cameron
Orders and Backlog
($ millions)

Orders

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008

Drilling & Production Systems	$940.0	$744.4	$3,126.2	$5,255.4
Valves & Measurement	323.4	312.9	1,004.1	1,573.5
Compression Systems	103.7	115.2	464.9	711.7
Total	$1,367.1	$1,172.5	$4,595.2	$7,540.6

Backlog

	December 31, 2009	December 31, 2008

Drilling & Production Systems	$4,364.1	$4,416.8
Valves & Measurement	547.1	749.2
Compression Systems	278.6	440.5
Total	$5,189.8	$5,606.5

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended December 31, 2009
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate		Total

Income (loss) before income taxes	$144.9	$51.2	$31.8	$(94.5	) 1	$133.4
Depreciation & amortization	27.7	9.7	4.1	2.8		44.3
Interest income	−	−	−	(0.5)		(0.5)
Interest expense	−	−	−	18.6		18.6

EBITDA	$172.6	$60.9	$35.9	$(73.6)		$195.8

1	Includes a charge of $42.6 million for restructuring expense.

	Three Months Ended December 31, 2008
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate		Total

Income (loss) before income taxes	$186.3	$79.7	$29.1	$(84.7	) 2	$210.4
Depreciation & amortization	19.7	8.5	4.1	4.1		36.4
Interest income	−	−	−	(5.1)		(5.1)
Interest expense	−	−	−	24.1		24.1

EBITDA	$206.0	$88.2	$33.2	$(61.6)		$265.8

2	Includes a $26.2 million charge for termination of the U.S. pension plans.

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Twelve Months Ended December 31, 2009
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate		Total

Income (loss) before income taxes	$631.5	$211.3	$90.6	$(290.6	) 1	$642.8
Depreciation & amortization	90.3	36.2	16.5	13.6		156.6
Interest income	−	−	−	(5.9)		(5.9)
Interest expense	−	−	−	92.4		92.4

EBITDA	$721.8	$247.5	$107.1	$(190.5)		$885.9

1	Includes a charge of $81.6 million for restructuring expense.

	Twelve Months Ended December 31, 2008
	Drilling & Production Systems	Valves & Measurement	Compression Systems	Corporate		Total

Income (loss) before income taxes	$639.9	$301.4	$102.0	$(191.9	) 2	$851.4
Depreciation & amortization	70.5	32.2	15.3	14.1		132.1
Interest income	−	−	−	(27.3)		(27.3)
Interest expense	−	−	−	70.3		70.3

EBITDA	$710.4	$333.6	$117.3	$(134.8)		$1,026.5

2	Includes a $26.2 million charge for termination of the U.S. pension plans.